UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF
 THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER  33-99018-03

Financial Asset Securities Corp.
Mego Mortgage FHA Title I Loan Trust 1996-1
				(Exact name of registrant as specified in its charter)

600 Steamboat Road   Greenwich,  Connecticut  06830  	 (203) 625-2700
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(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Mego Mortgage Corporation,
FHA Title I Loan Asset-Backed Certificates, Series 1996-1
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(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

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(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

	Rule 12g-4 (a) (1) (i)		|  |		Rule 12h-3 (b) (1) (i)		| X |
	Rule 12g-4 (a) (1) (ii)		|  |		Rule 12h-3 (b) (1) (ii)		|     |
	Rule 12g-4 (a) (2) (i)		|  |		Rule 12h-3 (b) (2) (i)		|     |
	Rule 12g-4 (a) (2) (ii)		|  |		Rule 12h-3 (b) (2) (ii)		|     |
							Rule 15d-6			| X |

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:	SIXTEEN

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934,
 FINANCIAL ASSET SECURITIES CORP. MEGO MORTGAGE FHA TITLE I LOAN TRUST 1996-1HAS CAUSED THIS CERTIFICATION TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE:		January 28, 1998		By: /s/ Mark LeMay
						    Mark LeMay
						    Vice President

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF
1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON.
THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.